SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 SCHEDULE 13G/A
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                               (Amendment No. 2)(1)

                         OAO Technology Solutions, Inc.
                                (Name of Issuer)


                     Common Stock, par value $.01 per share
                         (Title of Class of Securities)

                                 205103-67082B10
                                 (CUSIP Number)


                                October 22, 2001
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [_]     Rule 13d-1(b)
          [T]     Rule 13d-1(c)
          [_]     Rule 13d-1(d)

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 205103-67082B10          13G/A                      Page 1 of 4 Pages



________________________________________________________________________________
1.   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Gregory A. Pratt

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
     N/A                                                         (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           185,000
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          -0-
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         185,000
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            -0-
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     185,000

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     Less than 1%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

                  IN

________________________________________________________________________________


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CUSIP No. 205103-67082B10           13G/A                      Page 2 of 4 Pages



Item 1(a).  Name of Issuer:

            OAO Technology Solutions, Inc. ("Issuer")

Item 1(b).  Address of Issuer's Principal Executive Offices:

            16th Floor
            7500 Greenway Center Drive
            Greenbelt, Maryland  20770

Item 2(a).  Name of Person Filing:

            Gregory A. Pratt

Item 2(b).  Address of Principal Business Office or, if None, Residence:

            OAO Technology Solutions, Inc.
            16th Floor
            7500 Greenway Center Drive
            Greenbelt, Maryland  20770

Item 2(c).  Citizenship:

            United States

Item 2(d).  Title of Class of Securities:

            Common Stock, par value $.01 per share ("Common Stock")

Item 2(e).  CUSIP Number:

            205103-67082B10

Item 3. If This statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

            Not applicable


Item 4.  Ownership.

            (a)      Amount Beneficially Owned:                     185,000

            (b)      Percent of Class:                              Less than 1%

            (c) Number of shares of Common Stock as to which such person has:

                     (i)  sole power to vote or to direct the vote  185,000

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CUSIP No. 205103-67082B10                   13G/A             Page 3 of 4 Pages



                     (ii)  shared power to vote or to direct the
                             vote                                   -0-

                     (iii)  sole power to dispose or to direct the
                             disposition of                         185,000

                     (iv)  shared power to dispose or to direct the
                              disposition of                        -0-


Item 5.  Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [T].

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

         Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

         Not Applicable

Item 8.  Identification  and  Classification  of Members of the Group.

         Not Applicable


Item 9.  Notice of Dissolution of Group.

         Not Applicable

Item 10.  Certifications.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 205103-67082B10                   13G/A             Page 4 of 4 Pages



                                    SIGNATURE

     After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

                                   Date:  November 6, 2001

                                   /S/Gregory A. Pratt
                                   -----------------------------
                                   Gregory A. Pratt